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                                                                 EXHIBIT C


                        INVESTMENT MANAGEMENT AGREEMENT

         THIS INVESTMENT MANAGEMENT AGREEMENT dated as of ________ 1999 between ________ (the "Client") and UNITED MANAGEMENT COMPANY, LLC, a Virginia corporation ("UMC").

                                    Recitals

         A. WHEREAS, the Client has determined to engage the services of UMC to manage certain of its assets.

         B. WHEREAS, UMC is an investment adviser registered under the Investment Advisers Act of 1940.

         C. WHEREAS, UMC desires to manage the Client's assets subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and upon the basis of the representations and warranties contained herein, the parties hereto hereby agree as follows:

         1.  Appointment and Authority of Investment Manager.

             (a) The Client hereby appoints UMC, as an investment manager of approximately ________________________ and 00/100 Dollars ($______________ to be
deposited in Account Number ______________ at _______________.

             (b) UMC, as an investment manager, shall have the power and duty to manage, acquire and dispose of the Managed Assets with the objective of maximizing the value thereof in a manner consistent with the investment guidelines set forth on Exhibit A and subject to any investment restrictions, if any, set forth on Exhibit A. In that regard, UMC shall have full discretion to make all investment decisions concerning the timing, frequency and method of execution of the purchase, sale, retention, exchange or conversion of the


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Managed Assets including what investments shall be bought, sold, retained or exchanged and to direct without the consent or knowledge of the Client, the execution of investment transactions including the timing, frequency and method of execution thereof.

             (c) Except as otherwise directed by the Client in writing, the Client agrees to establish an account with any broker or dealer designated by UMC to effect investment transactions in respect of the Managed Assets so long as the use of such broker or dealer is consistent with UMC's duties under the Investment Adviser's Act of 1940. UMC shall select such brokers or dealers in its own discretion and shall not be responsible for any acts or omissions of any such brokers or dealers provided UMC is not negligent in the selection of such brokers or dealers. No commissions or fees shall be incurred which are substantially greater than those chargeable by other brokers or dealers in the community for like or comparable services, provided, however, the Client authorizes UMC, consistent with the foregoing, to select brokers and dealers on the basis of their having furnished statistical, research and other services to UMC.

             (d) Subject to the foregoing paragraph (c), UMC may utilize the services of third party advisers and counsel as it deems prudent.

             (e) Notwithstanding the discretion of UMC with respect to the Managed Assets, UMC shall not at any time have any right to custody of any of the Managed Assets.

             (f) The Client acknowledges that UMC, from time to time, may be acting as an investment manager for other institutional and individual clients including affiliates of UMC and that investments and reinvestments of the Managed Assets may differ from those made or recommended with respect to other accounts and clients even though the investment objectives may be the same or similar.

         2.  Fees and Expenses of Investment Manager.

             (a) For services rendered, the Client agrees to pay UMC a management fee of _____________ of one percent (____________%) per annum of the net asset value



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of the Managed Assets or such other fee as the Client and UMC shall agree to in writing from time to time. Net asset value shall be calculated based on the closing market value of the Managed Assets (net of commissions) as of the last business day of each month. All management fees due shall be paid to UMC within thirty (30) days of the end of each calendar quarter. In the event this Agreement is terminated prior to the end of any calendar quarter, the management fee shall be prorated to take into account partial months.

             (b) In computing the market value of any investment of the Managed Assets for the purpose of this Agreement, each security listed on any national securities exchange shall be valued at the last sale price on the valuation date. Any unlisted stock regularly traded in the over-the-counter market, shall be valued at the latest available bid price quotation.

             (c) For purposes of determining UMC's management fee, there shall be added to the value of the Managed Assets (i) interest accrued but not collected on any interest bearing obligation and (ii) dividends declared but not collected on stock which, if sold, would be sold ex-dividend.

             (d) Except as otherwise expressly provided in this Agreement, UMC shall be responsible for all of its costs and expenses in connection with its performance of investment management services pursuant to this Agreement.

             (e) UMC shall not be responsible for, and the Client shall cause to be paid on its own behalf interest charges, taxes, fees and commissions of every kind, and expenses pertaining to transactions involving the Managed Assets not directly related to the performance by UMC of investment management services.

         3.  Representations and Warranties.

             (a) UMC represents and warrants to the Client that:

                 (i) UMC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all necessary power and authority to execute, deliver and perform its obligations under this Agreement.



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                 (ii)  UMC is a registered investment adviser under the
Investment Advisers Act of 1940 (the "Advisers Act").

                 (iii) This Agreement has been duly authorized, executed and delivered by UMC and constitutes the valid and binding obligation of UMC.

                 (iv) Neither the execution and delivery of this Agreement by UMC nor the performance of its obligations hereunder, will violate any provision of law applicable to or affecting UMC, or conflict with, or constitute a default under, any of the terms of its Articles of Incorporation or Bylaws or any provision of any agreement or instrument to which it is a party or by which it may be bound.

                 (v) UMC has furnished the Client with a written disclosure statement as contemplated by Rule 204-3 promulgated under the Advisers Act.

             (b) The Client represents and warrants to UMC that:

                 (i) This Agreement has been duly executed and delivered by the Client and constitutes the valid and binding obligation of the Client.

                 (ii) Neither the execution and delivery of this Agreement by the Client, nor the performance of its obligations hereunder, will violate any provision of law applicable to or affecting the Client or conflict with, or constitute a default under, any provision of any agreement or instrument to which the Client is a party or by which the Client may be bound.

         4.  Covenants.

             (a) UMC shall furnish to the Client, on a quarterly basis, written reports relating to the transactions effected in connection with the Managed Assets and the results of its investment decisions. It is understood, however, that UMC in the maintenance of its records does not assume any responsibility for the accuracy of information furnished by the Client.

             (b) UMC shall not be liable for any mistake of judgement as a result of its investment decisions or any loss or diminution of the Managed Assets, except due to its


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own negligence, bad faith, fraud or willful misconduct. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any federal securities laws.

             (c) UMC shall not assign this Agreement without the express written consent of the Client.

         5.  Termination of Agreement.

         The Client and UMC shall each have the right, upon 30 days prior written notice to the other, to terminate this Agreement.

         6.  Miscellaneous provisions.

             (a) Nothing contained in this Agreement is intended to create third party beneficiaries of or under this Agreement. Without limiting the generality of the foregoing, no person other than the Client or UMC shall have any rights or claims against the Client, UMC or any other person based upon or otherwise in respect of this Agreement.

             (b) This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, letters of intent, covenants, arrangements, communications, representations and warranties, whether oral or written, by either party.

             (c) This Agreement may be amended only by a writing signed by each of the parties hereto.

             (d) The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof. In the event that any provision of this Agreement is finally determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

             (e) Any notice or communication given pursuant hereto by either of the parties shall be in writing and delivered by registered or certified mail, postage prepaid, as


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follows:

       If to the Client, to:






       If to UMC, to:

             Mrs. Lois A. Clarke
             President and Managing Director
             United Management Company, LLC
             P. 0. Box 1280
             Glenway Avenue
             Bristol, VA 24203-1280

             (f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that they are preempted by the laws of the United States.

             (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

       IN WITNESS WHEREOF, the parties have executed this Investment Management Agreement as of the date first above written.



                                             --------------------------------


                                             UNITED MANAGEMENT COMPANY, LLC


                                             LOIS A. CLARKE
                                             PRESIDENT AND MANAGING DIRECTOR



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                                   EXHIBIT A




Statement of Investment Guidelines and Objectives:

The primary objective is long term capital appreciation.










Investment Restrictions:

Set forth restrictions, if any, on types of investments UMC may make. If none, state none.

None.



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